Exhibit 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (“Agreement”) is entered into as of March 17, 2014 by and between Steven Ledger (“Consultant”) and HopTo Inc (the “Company”), with reference to the following recitals:

A.           Consultant possess significant experience and skills in the Company’s line of business, including as a result of extensive service on the Company’s Board of Directors (the “Board”); and

B.           The Board wishes to retain the services of Consultant on the terms set forth herein, commencing on his resignation from the Board on March 17, 2014 (the “Commencement Date”).

IT IS THEREFORE AGREED THAT:

1.           Resignation; Exclusive Services. Consultant resigned from the Board of Directors of the Company pursuant to the resignation letter attached as Exhibit A. From the Commencement Date until August 15, 2014, (such period, the “Term”), Consultant shall make himself reasonably available, during normal business hours, to consult with the Board regarding implementation of the actions taken and policies set by the Board from time to time (the “Services”). The Services may also include advice on strategic or operational matters, reasonable cooperation on any litigation involving third parties, transition services to the Board’s committees, and other services as the parties may reasonably agree. Because the Services are defined primarily by the experience and skill possessed by the Consultant rather than the amount of time spent by the Consultant, there is no minimum number of hours of Services to be provided hereunder.

Consultant will not, during the Term, provide strategic consulting services to any company that is a direct competitor with the Company’s current business focus as publicly disclosed.

2.           Compensation. The sole compensation for the Services shall be as follows:

(a)     Consultant acknowledges that he currently has a total of 700,000 options to purchase the Company’s common stock, of which 260,607 options are currently unvested (the “Unvested Equity”). The Unvested Equity shall continue to vest during (but not beyond) the Term so long as Consultant continues to provide the Services during the Term (and for clarity, Consultant’s change in status from director to consultant is intended not to interrupt his continuous status for vesting purposes). All of Consultant’s options shall remain subject to their currently existing terms and conditions, including the rate of vesting, the terms governing forfeiture and the time period to exercise options after the end of the Term; provided, however, the Company hereby agrees that the time period to exercise Consultant’s options that have vested as of the end of the Term shall be extended through December 31, 2014 (immediately after which point such time period shall expire) notwithstanding any earlier exercise period provided for in such options (the “Option Exercise Extension”). For clarity, any Unvested Equity that would otherwise have vested after the Term shall be forfeited except to the extent the Term is extended by mutual written agreement.

(b) To the extent Services are requested, the Company will repay or reimburse Consultant for ordinary and necessary business expenses to the extent compatible with, and subject to the verification and substantiation documentation and procedures applicable under, the Company’s policies.

3.           Confidentiality and Non-Disparagement.

(a)     While Consultant was/is a director of the Company, as part of his fiduciary duties, he was/is subject to duties of confidentiality with respect to the Company’s confidential or proprietary information (the “Information”). Consultant agrees, during and after the Term, to continue to abide by such duties with respect to the Information to the same extent as when he was a director. If he learns additional Information during the Term, it shall be subject to the same limitation. Without limiting the rights and remedies otherwise available to it, each party agrees that the other would be irreparably harmed by any breach or threatened breach of this Section 3 and accordingly that the other party shall be entitled to equitable relief by way of injunction. Nothing in this Section 3(a) displaces any existing confidentiality agreement Consultant or his affiliated companies may have with the Company.

It is acknowledged by both parties that as a public Company that Company is entitled to disclose and file this Agreement with the SEC to the extent necessary to comply with its legal obligations.

(b)     Consultant agrees that he will not make any negative, disparaging, detrimental or derogatory comments to any third party concerning the Company or its current and former officers, directors, employees, agents, representatives, affiliates or subsidiaries. The Company agrees that no person authorized to speak for it (i.e., the members of its Board of Directors and its executive officers), nor the Company itself in any statement by the Company, will make any negative, disparaging, detrimental or derogatory comments to any third party concerning Consultant. Nothing in this Section 3(b) shall prevent either Consultant or the Company from (i) making truthful statements regarding the other where compelled by legal process in the form of a court order, order from a regulatory agency or similar legal process or where required by the rules and regulations of the Securities and Exchange Commission or (ii) responding truthfully to a breach by the other party of this Section 3(b). Consultant and the Company will mutually agree upon the content and form of any staff or public announcement regarding his employment with, and departure from, the Company; provided, the Company may in its discretion file a Current Report on Form 8-K (and in any other SEC filing) announcing the resignation of Consultant and the terms (and providing a copy) of this Agreement.

4.           Past Services. Consultant agrees he is not entitled to any additional compensation (cash, equity or otherwise) for any services he previously rendered to the Company as a director or otherwise. Consultant claims no ownership interest in any of the Company’s assets, properties, patents or technologies, whether as an inventor, owner, developer, contributor or otherwise, or any right to receive additional equity, profits or the like.

5.           Term. This Agreement will expire at the end of the Term, except (a) if terminated earlier by the parties, acting mutually in writing, or (b) by any party at any time after the date hereof, if the other party materially breaches its obligations hereunder and does not cure such breach after a 15 day written notice reasonably describing such breach. Sections 3 through 7, and the Option Exercise Extension will survive the expiration or termination of this Agreement in accordance with their terms.

6.           Independent Contractor. Consultant is being retained hereunder only for the purposes and to the extent set forth in this Agreement, and Consultant’s relationship to the Company will be that of an independent contractor. Consultant will not be considered under this Agreement as having employee status. Consultant acknowledges that no federal or state withholding taxes, FICA, SDI, or other employee payroll taxes or deductions will be made with respect to compensation paid to Consultant pursuant to this Agreement. Consultant is responsible for all such taxes, and agrees to report for federal and state income and any other tax purposes all such compensation, and to pay all taxes due thereon. Consultant shall not be entitled to any benefits provided to employees of the Company or any of its affiliates, whether consisting of participation in an employee retirement, pension, supplemental compensation, defined contribution or similar plan; workers’ compensation; disability, termination or severance pay or other similar benefits; unemployment or other similar insurance or otherwise.

7.           Miscellaneous. This Agreement sets forth the entire agreement and understanding of the parties hereto in respect to the subject mater hereof, and supersedes all prior agreements, arrangements and understandings relating to the subject matter hereof and is not intended to confer upon any other person any rights or remedies hereunder; provided, nothing in this Agreement affects Consultant’s Directors and Officers Indemnity Agreement or rights to indemnification under the Company’s charter or bylaws, which remains in full force and effect. There have been no representations or statements, oral or written, that have been relied on by any party hereto, except those expressly set forth in this Agreement. This Agreement may not be amended, altered or modified except by a writing signed by the parties. This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. This Agreement shall be governed by the law of California, without regard to any conflicts of law provisions. Any action to enforce this Agreement may be brought, and each party consents to the personal jurisdiction of, the federal or state courts in Santa Clara County, California. The prevailing party in any dispute hereunder shall be entitled to its reasonable attorneys fee and costs. Any party shall be entitled to seek an injunction or other equitable remedy to prevent breaches or future breaches of this Agreement, in addition to other remedies or damages available at law.

IN WITNESS WHEREOF, this Agreement has been entered into as of the date first written above.

HopTo Inc.

By: /s/ Eldad Eilam

Eldad Eilam, CEO

Consultant

/s/ Steven Ledger

Steven Ledger

EXHIBIT A

March 17, 2014

To the Board of Directors of HopTo Inc.

Dear Fellow Board Members:

I hereby resign, effective immediately, from the Board of Directors of Hopto Inc. and any of its subsidiaries on which I was a board member, and any other position I held with Hopto or such subsidiaries. I confirm that my resignation was not due to any disagreement with Hopto on any matter relating to its operations, policies or practices.

Sincerely,

/S/ Steven Ledger

Steven Ledger